Exhibit 10.11

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is entered into as of the February 22, 2021 (“Effective Date”) and ending December 31, 2021 (“End Date”) by and between POINT Biopharma Inc., a corporation duly incorporated under the laws of Delaware (“POINT” or the “Company”), and between Dr Neil Fleshner, 1510789 Ontario Inc. with a registered office at 610 University Ave. Suite 3-130 Toronto, Ontario (“Consultant”). POINT and Consultant are hereinafter collectively referred to as the “Parties” or singularly as the “Party.” In consideration of the mutual covenants contained herein, the Parties agree to the following terms and conditions:

POINT wishes to engage Consultant to perform certain consulting services (hereinafter referred to as the “Consulting Services”), and Consultant wishes to accept such engagement in accordance with the terms and conditions of this Agreement.

1.	Consulting Services.

1.1.        Consultant hereby agrees to perform any and all such Consulting Services as further detailed in Schedule A attached hereto and incorporated herein.

1.2.        As requested by POINT, Consultant shall provide to POINT oral or written reports and copies of any and all information related to the Consulting Services, in a format that is acceptable to POINT. All reports and all data and information generated by the Consulting Services hereunder are considered “Work Product” under this Agreement. Consultant shall keep and maintain complete and accurate records that fully and properly reflect all work done and results achieved in the performance of the Consulting Services. All such records shall be created and kept in sufficient detail and in good scientific manner, and they shall be maintained by Consultant for such time as required by applicable laws, rules and regulations.

1.3.        During the Term (as defined in Section 7), the performance of the Consulting Services by Consultant does not and will not conflict with or result in breach of any term, condition, obligation or restriction of any other agreement of Consultant with any third party. Furthermore, Consultant agrees that any Work Product will not contain any intellectual property, proprietary information, content, software or other materials of any third party.

1.4.        This Agreement requires the personal services of Consultant and/or its employees or associates. Consultant may not subcontract any obligations to third parties under this Agreement without POINT’s prior written consent. In the event that the personal services of Consultant and/or its employees or associates are no longer available, POINT may immediately terminate this Agreement without any further liability or obligation to Consultant.

2.	Confidentiality.

2.1.        All information provided to Consultant by or on behalf of POINT or its affiliates, or otherwise acquired, including but not limited to all proprietary and/or confidential information or facts of POINT or of any third party with which POINT deals (including customers and suppliers of POINT), information relating to their respective business operations, equipment, products, services or intellectual property, that the Consultant acquires in the course of providing the Consulting Services, whether or not such information: (i) is reduced to writing; (ii) was created or originated by the Consultant; or (iii) is designated or marked as “confidential”, “proprietary” or by some other designation or marking (collectively “Confidential Information”) is confidential and proprietary to POINT.

2.2.         Confidential Information is the sole and exclusive property of POINT. Consultant hereby assigns to POINT any and all rights, title and interest Consultant may have or acquire in the Confidential Information or in any document or materials of POINT. For the purposes of this Agreement, all Work Product and Inventions (as defined in Section 3 below) are considered Confidential Information of POINT.

2.3.         The Consultant understands and acknowledges that Consultant’s engagement creates a relationship of confidence and trust between POINT and the Consultant with respect to the Confidential Information. Consultant shall maintain the Confidential Information in strict secrecy and confidence and shall not disclose any of the Confidential Information to any third party nor use it for any purpose except to perform the Consulting Services. Consultant shall only make copies of the Confidential Information to the limited extent reasonably required to provide the Consulting Services. Consultant shall not, without the prior written consent of POINT, disclose to any person or entity any of the terms or conditions of this Agreement.

2.4.         Consultant represents and warrants to POINT that Consultant’s performance of all of its obligations set forth in this Agreement and as a consultant of POINT does not and shall not breach any agreement to keep in confidence any information, knowledge or data which is confidential or proprietary to a third party and which has been acquired by Consultant in confidence or in trust prior to Consultant’s engagement by POINT, or violate the terms of any covenant not to compete between Consultant and any other person or entity. Consultant shall not disclose to POINT or induce POINT to use any confidential or proprietary information or material belonging to any previous employers of Consultant or any other person or entity. Consultant has not entered into and Consultant shall not enter into any agreement, either written or oral, in conflict herewith or in conflict with Consultant’s engagement with POINT.

2.5.         In the event that Consultant is required by order of a court, law, or regulation to disclose any of the Confidential Information, Consultant shall promptly inform POINT of such requirement in writing so that POINT may seek a protective order or other appropriate remedy. Consultant shall fully cooperate with POINT in connection with POINT’s efforts to obtain any such order or other remedy. In the event that no such protective order or other remedy is obtained, or POINT waives compliance with the terms of this Agreement, then, Consultant may: (a) furnish only that portion of the Confidential Information which Consultant is advised by counsel is legally required; and (b) exercise best efforts to obtain reliable assurance that confidential treatment will be accorded to the Confidential Information so disclosed.

2.6.         Consultant agrees to make and maintain adequate and current written records, in a form specified by POINT, of all Inventions, trade secrets and works of authorship assigned or to be assigned to POINT pursuant to this Agreement during the Term and until the expiration of five (5) years after the termination of Consultant’s engagement with POINT. Consultant agrees to make available, upon written request of POINT or its designee, any records maintained by Consultant regarding any of the Consulting Services performed hereunder by Consultant.

2.7.         Within thirty (30) days after termination or expiration of this Agreement, or at any time at POINT’s request, Consultant shall: (a) at POINT’s cost and expense, return to POINT all Confidential Information (in the medium provided by POINT).

3.	Ownership of Inventions

3.1.        Consultant shall promptly disclose in writing all Inventions to POINT. For purposes of this Agreement, “Inventions” shall mean any invention or discovery that relates to, is based upon or arises as a result of use of any Confidential Information of POINT and as a direct result of the Consulting Services and that is conceived or first reduced to practice during performance of the Consulting Services.

3.2.        Consultant agrees and acknowledges that POINT shall solely own all right, title and interest in and to any and all Work Product and Inventions which Consultant makes, discovers, conceives, reduces to practice or develops (in whole or in part, either alone or jointly with others) during the Term, which arises directly from the provision of the Consulting Services.

3.3.        Consultant agrees that POINT shall be the sole owner of all patents, patent rights, copyrights, trade secret rights, trademark rights and all other intellectual property or other rights in connection with the Work Product and Inventions directly arising from the provision of the Consulting Services. Consultant hereby assigns, and agrees to assign, to POINT any and all rights, title and interest Consultant may have or acquire in the future in such Work Product and Inventions and all applications related thereto. If in the course of Consultant’s engagement with POINT, Consultant incorporates into a Work Product, a process, a prior Invention or improvement whether or not related to the Consulting Services that is owned by Consultant, POINT is hereby granted and shall have a non-exclusive, royalty- free, irrevocable, perpetual, sublicensable, worldwide license to make, have made, modify, use, market, sell and distribute such prior Invention as part of, or in connection with, such product or process, unless otherwise agreed to by the Parties in writing. Consultant also hereby waives, for the benefit of POINT and its successors and assigns, any and all moral rights in respect of any Inventions and any work created, derived or arising from its work under this Agreement.

3.4.        Consultant agrees to perform, during and after the Term, all acts reasonably deemed necessary or desirable by POINT to permit and assist it, at POINT’s expense at Consultant’s then- current rate plus reasonable costs and expenses, in further evidencing and perfecting the assignments made to POINT under this Agreement and in obtaining, maintaining, defending and enforcing patents, patent rights, copyrights, trademark rights, trade secret rights or any other rights in connection with such Inventions and improvements related to the Consulting Services in any and all countries. Such acts may include, without limitation, execution of documents and assistance or cooperation in legal proceedings. Consultant hereby irrevocably designates and appoints POINT and its duly authorized officers and agents, as Consultant’s agents and attorney-in-fact, coupled with an interest, to act for and on Consultant’s behalf and in Consultant’s place and stead, to execute and file any documents, applications or related findings and to do all other lawfully permitted acts to further the purposes set forth above in this Section, including, without limitation, the perfection of assignment and the prosecution and issuance of patents, patent applications, filings with a regulatory agency, copyright applications and registrations, trademark applications and registrations or other rights in connection with such Inventions or Work Product and improvements related to the Consulting Services with the same legal force and effect as if executed by Consultant.

Consultant agrees, following the termination of Consultant’s engagement with POINT for any reason, to disclose immediately to POINT Inventions related to PNT2001, PNT2002, PNT2003, PNT2004 and PNT2005, whether patentable or not, that (1) Consultant conceives, reduces to practice, or otherwise makes or develops, either solely or jointly with others, within six (6) months after the termination of this Agreement; and (2) are in any way based on any trade secret or confidential or proprietary information that Consultant learned during his engagement with POINT; or result from any work performed by Consultant for POINT under this Agreement; or are in any way related to the subject matter or activities of Consultant’s engagement with POINT. Consultant agrees to assign to POINT, without further compensation to Consultant, the entire title and rights to all such Inventions and applications related to the Consulting Services that Consultant may have.

3.5.        No license, express or implied, by estoppel or otherwise, is granted by POINT to any intellectual property rights owned by or licensed to POINT or any of its affiliates, licensors, or business collaborators.

4.	Non-solicitation.

4.1.        During the Term and for six (6) months thereafter, Consultant shall not encourage or solicit any employee of POINT to leave POINT for any reason or to accept employment with Consultant or any other entity..

4.2.        During the Term of this Agreement and for six (6) months thereafter, Consultant shall not interfere with or attempt to impair the relationship between POINT and any of its non-employee consultants and advisors, nor shall Consultant attempt, directly or indirectly, to solicit, entice, hire or otherwise by inducing any non-employee consultant or advisor of POINT to terminate association with POINT.

5.	Fees.

5.1.        As consideration for Consultant’s performance of the Consulting Services, POINT shall pay Consultant at the rate set out in Schedule “B” hereto.

5.2.        POINT shall reimburse Consultant for customary out-of-pocket expenses amounts exceeding the amount set out in Schedule “B” hereto must be pre-approved by an authorized POINT representative and incurred in furtherance of the Consulting Services upon presentation of adequate supporting documentation (including without limitation, original accurate receipts).

5.3.        For services rendered, POINT shall pay invoices within thirty (30) days after receipt of each undisputed invoice and all supporting documentation. POINT shall make all cheques payable to Consultant at the address specified in the invoice, unless otherwise specified in writing.

5.4.        Consultant acknowledges and agrees that he/she shall be solely responsible for paying any and all national, federal, state, provincial and local taxes with respect to all compensation paid to Consultant pursuant to this Agreement, and that POINT shall have no responsibility whatsoever for withholding or paying any such taxes for or on behalf of Consultant.

5.5.        Consultant shall be entirely responsible for and pay any and all wages, salaries, workers’ compensation premiums and other sums required by law to be paid in connection with the Consulting Services.

5.6.        POINT and Consultant acknowledge and agree that the compensation herein represents the fair market value for the Consulting Services, has not been determined in a manner that takes into account the volume or value of any business otherwise generated between the Parties, and shall not obligate Consultant to purchase, use, recommend, or arrange for the use of any product developed, manufactured, or marketed by POINT, any of its business collaborators, or the formulary status of any products of POINT, any of its business collaborators.

6.	Warranties; Representations.

6.1.         Consultant represents, warrants, and covenants that:

(1)          the Consulting Services shall be performed: (i) using Consultant’s best efforts, expertise and skill; (ii) in a timely manner; (iii) in accordance with the highest professional standards and quality; (iv) in accordance with all applicable laws, rules and regulations; (v) in accordance with the terms and conditions this Agreement; and (vi) in a manner that shall not infringe, misappropriate, or violate the rights of any third party.

(2)          Consultant has all the necessary licenses, permits or registrations to perform the Consulting Services in accordance with the terms and conditions of this Agreement and that during the Term, all such licenses, permits or registrations are and shall remain current and in good standing.

(3)          Consultant has (i) neither been debarred nor is otherwise subject to debarment proceedings, nor convicted of a crime for which a person can be debarred under any applicable laws or regulations, disciplined by, excluded and/or banned by any relevant regulatory agency; or (ii) excluded from any national or governmental payment program; and (iii) further agrees to immediately notify POINT if any of the foregoing occurs. The foregoing may be relied on by POINT in any application to any applicable regulatory agency for marketing approvals.

7.	Term and Termination.

7.1.        This Agreement shall begin on the Effective Date and end December 31, 2021, unless terminated sooner as provided for herein (the “Term”).

7.2.        In addition to the termination provision set forth in Section 1.1.4, POINT may terminate this Agreement: (i) without cause, by providing the Consultant two (2) months’ prior written notice or pay in lieu of notice; and (ii) immediately upon occurrence of any of the following events: (a) the breach of this Agreement by Consultant, which breach is not cured within ten (10) days after written notice of such breach; (b) the dissolution, voluntary or involuntary bankruptcy of Consultant, or assignment by Consultant of all or substantially all of its assets for the benefit of creditors; or (c) embezzlement, fraud or deceit in the performance of Consultant’s obligations hereunder.

7.3.        If POINT terminates this Agreement, POINT shall pay Consultant for the actual work performed under the Consulting Services and for Consultant’s actual costs incurred in connection with any non-cancellable commitments relating to the Consulting Services, and Consultant shall use its best efforts to minimize such actual costs, and, in any event, the total amounts paid for the Consulting Services shall not exceed the amount set forth in Schedule “B”. Consultant’s entitlement to an annual bonus or stock options for time served, on a prorated basis if applicable, shall survive termination of this Agreement, as provided in Schedule “B”.

7.4.        Notwithstanding the termination of this Agreement, any liability or obligation of either Party which may have accrued prior to such termination shall continue in full force and effect, including but not limited to the rights and obligations of the Parties hereto under Sections 2, 3, 4 and 7 of this Agreement.

8.	Limitation of Liability and Indemnity

8.1.        In no event shall either Party be liable to the other for special, incidental or consequential damages arising under or as a result of this Agreement (or termination thereof), including, but not limited to, the loss of prospective profits or on account of expenses, investments, or commitments in connection with its business or goodwill or otherwise.

9.	Notice.

9.1.        All notices under this Agreement shall be deemed to have been fully given when done in writing and faxed to the other Party, deposited in the regular mail, registered or certified, or sent overnight express courier, (receipt confirmed) and addressed as follows:

To POINT Pharma Corp.:	JOE MCCANN
POINT Biopharma Inc.
511 S. Orange Ave. #2093
Newark, NJ 07103

Joe.McCann@pointbiopharma.com

To Consultant:	Attention: Dr Neil Fleshner
610 University Ave
Suite 30130
Toronto, ON M5G 1Z5

10.	Non-Assignment.

Consultant agrees not to assign this Agreement or any of its rights and obligations hereunder without the express written consent of the POINT, which consent shall not be unreasonably withheld.

11.	Independent Contractor.

Consultant acknowledges that it is performing the Consulting Services as an independent contractor and not as an agent, partner, joint-venturer or employee of POINT for any purpose whatsoever, including without limitation, for purposes relating to taxes, payments required by statute or any other withholdings or remittances to any governmental agency or authority. The Consultant does not have, nor shall the Consultant hold himself out as having, any right, power or authority to create any contract or obligation, either express or implied, on behalf of, in the name of, or binding upon POINT. Consultant shall not be entitled to rights or privileges applicable to employees of POINT including, but not limited to, group insurance, pension plans, holidays, paid vacation which may be available from time to time to POINT’s employees, whether or not this independent contractor relationship is determined by a court or any tax or other governmental authorities to constitute an employment relationship.

12.	Entire Agreement; Amendment.

12.1.      This Agreement and any and all exhibits, constitutes the entire agreement between the Parties and will not be changed or affected by any previous agreements, whether oral or written, or any agreements of the same date. This Agreement supersedes all other agreements, whether written or oral between the Parties regarding the subject matter hereof. Notwithstanding the foregoing, however, any confidentiality agreement previously entered into between POINT or any of its affiliates or predecessors and Consultant shall remain in effect in accordance with its terms. In the event of any conflict between the terms and conditions of this Agreement and any such confidentiality agreement, the terms and conditions of this Agreement shall govern and control.

12.2.      This Agreement may not be amended, modified, superseded, canceled, or extended, except by a written instrument signed by authorized representatives of the Parties.

13.	Remedies.

In the event of the actual or threatened breach by Consultant of Sections 2 or 3 of this Agreement, POINT shall be entitled to seek injunctive relief to enforce the terms and conditions of this Agreement.

14.	Choice of Law and Jurisdiction

This Agreement shall be governed by and interpreted in accordance with the laws of the Province of Ontario, excluding the conflict of law rules. The Parties hereto hereby submit to the non-exclusive jurisdiction of the courts of the Province of Ontario.

15.	Severability; Waiver.

15.1.      Any provision of this Agreement which is found by a court of competent jurisdiction to be illegal or invalid shall be deemed severed from this Agreement and shall not affect the continuing legality or validity of the rest of this Agreement.

15.2.      A waiver of any term, condition or default of this Agreement shall not be construed as a waiver of any other term, condition or default.

16.	Authorization.

Each Party represents and warrants that the individuals signing this Agreement are authorized to do so and all necessary approvals and authorizations have been made prior to the signing of this Agreement.

17.	Counterparts.

This Agreement may be executed and delivered by any means and in any number of counterparts, each of which shall be an original as against either Party whose signature appears thereon, but all of which taken together shall constitute but one and the same instrument. Any signature page delivered by facsimile or electronic image transmission, i.e. pdf, shall be binding to the same extent as an original signature page.

The Parties have executed this Agreement to be effective as of the Effective Date.

POINT BIOPHARMA INC		Consultant

Signature:	/s/ Joe McCann	Signature:	/s/ Dr. Neil Fleshner
Print Name:	Joe McCann	Print Name:	Dr Neil Fleshner
Title:	CEO	Date:	03/09/2021
Date:	03/08/2021

SCHEDULE “A”

DESCRIPTION OF CONSULTING SERVICES

Chief Medical Officer

The Consultant is engaged for the purpose of providing the following:

1.	Working with the Executive team, Board and counsel to ensure the completion of POINT’s due diligence exercises

2.	Be available to participate in presentations to investors and answer verbal and written questions

3.	Address patient safety and trial design questions on behalf of the Clinical Development department

4.	Product labeling questions based on emerging data, e.g. safety profile of pipeline candidates

5.	Participate in analyst meetings and reports to public markets

6.	Actively participate and support financing transactions

7.	Participate in scientific discussions, clinical trial designs and development and licensing opportunities

8.	Participate as a Director on POINT’s Board of Directors

The Consultant possesses the knowledge in the area of Medical and is willing to act as consultant, and POINT desires to engage the Consultant to provide consulting services related to such knowledge. The Consultant will in his best efforts and ability to the performance of the duties set forth herein. All work performed by the Consultant for POINT shall be at times reasonably convenient to the Consultant.

SCHEDULE “B” - FEES

Description of Services:	Chief Medical Officer Consultant

Location:	Toronto, Ontario

Fees:	CAD $10,416 per month for time spent plus HST.

Performance:	In addition to your monthly fees you will be eligible for an annual bonus of up to 25% of your annual fees ($125,000 CDN).

If the Board, in its sole discretion, determines that the Company has met its short-term and long-term business performance objectives and that you have met your personal performance objectives (together, the “Objectives”), which Objectives will be established on an annual basis by the CEO and Board (or the Company’s Compensation Committee) in consultation with you. Payment of the performance bonus (less all applicable statutory deductions by the Company) will be made to you once approved by the Board (or Company’s Compensation Committee), and within 30 days after the Board has approved the corporate yearend financial statements. You acknowledge that participation in any incentive or bonus plan during any one year confers no rights upon you or any obligations on the Company to continue the plan or entitle you to participate in the plan in succeeding years. Notwithstanding the foregoing, the Consultant’s entitlement to receive an annual bonus for time served will survive termination of this Agreement, on a pro rata basis should the Agreement be terminated prior to the end of the Term.

Expenses	Subject to the terms and conditions of the Option Agreement and at the approval of the Board of Directors, you may be entitled to receive an annual performance-based allocation of stock options in the Company equivalent in shares to [20 % of your salary, i.e. $125,000 X 20% = 25,000 shares. Notwithstanding the foregoing, the Consultant’s entitlement to receive stock options for time served will survive termination of this Agreement, on a pro rata basis should the Agreement be terminated prior to the end of the Term.

POINT shall reimburse Consultant for expenses incurred by Consultant in performing services. All individual expenses in excess of $500 must be approved in writing by a representative of POINT. Presentation of adequate supporting documentation (including without limitation, original accurate receipts) may be required.

Expenses may include specific project supplies, travel, lodging, meals and incidental costs for work at locations other than Consultant’s office in Toronto, Ontario.